UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12
PIKE ELECTRIC CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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October 27, 2006
Dear Stockholder:
          I am pleased to invite you to our annual stockholders meeting to be held at 9:30 a.m. on December 6, 2006, at the Bermuda Run Country Club, in Bermuda Run, North Carolina.
          As explained in the enclosed proxy statement, at this year’s meeting you will be asked to vote for the election of directors, ratify the selection of our independent registered public accounting firm and consider any other business that may properly come before the meeting.
          It is important that all Pike Electric stockholders, regardless of the number of shares owned, participate in the affairs of the Company. At our last annual meeting, in December 2005, over 92% of Pike Electric’s shares of common stock were represented in person or by proxy.
          Even if you plan to attend this year’s meeting, it is a good idea to vote your shares now before the meeting, in the event your plans change. In order to ensure your shares are voted at the meeting, please mark, date and sign the enclosed proxy card and return it using the enclosed, postage-paid envelope. Voting instructions are provided on your enclosed proxy card. Your response is greatly appreciated.
          We hope you will find it possible to attend this year’s meeting, and thank you for your continued interest in Pike Electric.

Sincerely,

/s/ J. Eric Pike

J. Eric Pike
Chairman, Chief Executive Officer and President

PIKE ELECTRIC CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 6, 2006

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Pike Electric Corporation, a Delaware corporation, will be held on Wednesday, December 6, 2006 at 9:30 a.m., local time, at the Bermuda Run Country Club, 324 Bermuda Run Drive, Bermuda Run, North Carolina 27006, for the following purposes:
1.	To elect five members to our Board of Directors.

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2007.

3.	To transact any other business that may properly come before the meeting or any adjournment thereof.
     We describe the above items in more detail in the proxy statement accompanying this notice. Only stockholders who owned our common stock at the close of business on October 10, 2006 may attend and vote at the meeting or any adjournment thereof. Registered holders of the Company’s common stock may vote by the prompt return of the enclosed proxy card, dated and signed. Instructions for voting are set forth on the enclosed proxy card. You may view a list of the stockholders entitled to vote at the meeting during the ten days before the meeting at our principal executive offices located at 100 Pike Way, Mount Airy, North Carolina 27030.
     The Board of Directors recommends a vote “FOR” each of the proposals.
     IT IS VERY IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, WE HOPE THAT YOU WILL PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED ENVELOPE. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

By Order of the Board of Directors,

/s/ James R. Fox

James R. Fox
Corporate Secretary
October 27, 2006

PIKE ELECTRIC CORPORATION

PROXY STATEMENT FOR
2006 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION
Introduction
     Our Board of Directors is soliciting proxies for use at the 2006 Annual Meeting of Stockholders to be held Wednesday, December 6, 2006 at 9:30 a.m., local time, at the Bermuda Run Country Club, 324 Bermuda Run Drive, Bermuda Run, North Carolina 27006, and at any adjournment thereof.
     This proxy statement, the proxy card, our 2006 summary annual report to stockholders and our annual report on Form 10-K for the fiscal year ended June 30, 2006 are first being mailed on or about October 27, 2006 to all holders of our common stock entitled to vote at the meeting. Our principal executive offices are located at 100 Pike Way, Mount Airy, North Carolina 27030.
Record Date
     Holders of record of our common stock at the close of business on October 10, 2006, the record date, are entitled to notice of and to vote at the meeting. On the record date, 32,546,591 shares of our common stock were issued and outstanding.
Voting
     Each share of our common stock outstanding on the record date is entitled to one vote, except for the 310,964 outstanding shares of restricted common stock.
Revocability of Proxies
     Any person giving a proxy pursuant to this solicitation may revoke it at any time before it is voted at the 2006 Annual Meeting by (1) delivering a written notice of revocation to the Company’s Secretary at the Company’s principal executive offices, (2) submitting a later-dated proxy relating to the same shares or (3) attending the 2006 Annual Meeting, requesting that it be revoked and voting in person. If a choice is specified in the proxy, shares represented thereby will be voted in accordance with such choice. If no choice is specified, the proxy will be voted “FOR” the proposals described herein and the five nominees. Attending the 2006 Annual Meeting will not revoke your proxy unless you specifically request that it be revoked.
Solicitation of Proxies
     Pike Electric will pay the cost of this solicitation. We may reimburse brokerage firms and other persons representing beneficial owners of our common stock for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone, facsimile or e-mail. We have hired Georgeson & Co. to assist us in the solicitation of our stockholders’ proxies, and it will receive a payment of $1,175 (plus out-of-pocket expenses) for its services.

Quorum; Required Vote; Abstentions and Broker Non-Votes
     The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast by the holders of our common stock is necessary to constitute a quorum at the 2006 Annual Meeting.
     In the election of directors, the five nominees receiving the most affirmative votes of the shares of our common stock present (either in person or by proxy) and entitled to vote will be elected as directors. Abstaining votes and broker non-votes are counted for purposes of establishing a quorum but are not counted in the election of directors. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote.
     Approval of Proposal No. 2, ratifying the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2007, requires the affirmative vote of a majority of the votes cast by stockholders entitled to vote thereon who are present in person or by proxy. Abstentions and broker non-votes are not counted as being cast and will have no effect on this proposal.
Deadlines for Receipt of Stockholder Proposals
     Stockholder proposals intended to be included in our proxy statement and voted on at the 2007 Annual Meeting of Stockholders must be received at our offices at 100 Pike Way, Mount Airy, North Carolina 27030, Attention: Corporate Secretary, on or before June 30, 2007. Applicable rules and regulations of the Securities and Exchange Commission (“SEC”) govern the submission of stockholder proposals and our consideration of them for inclusion in next year’s proxy statement and form of proxy.
     Pursuant to our bylaws, in order for any business not included in the proxy statement for the 2007 Annual Meeting of Stockholders to be brought before the meeting by a stockholder of record, such stockholder must give notice of that business to our Corporate Secretary no earlier than August 8, 2007 nor any later than September 7, 2007. If the date of the meeting is advanced by more than 30 days or delayed by more than 60 days from December 6, 2007, the notice must be received no earlier than the 120th day prior to the date of the 2007 Annual Meeting of Stockholders and no later than either the 90th day prior to the date of the 2007 Annual Meeting of Stockholders or the 10th day after public disclosure of the actual date of our 2007 Annual Meeting of Stockholders, whichever is later. The notice must contain the information required by our bylaws.

PROPOSAL 1: ELECTION OF DIRECTORS
     Our Board of Directors currently consists of five members: J. Eric Pike (Chairman), Charles E. Bayless, James R. Helvey III, Robert D. Lindsay and Louis F. Terhar. Five directors are to be elected at the 2006 Annual Meeting to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified.
     Messrs. Bayless and Terhar were appointed to the Board of Directors during fiscal 2006 by the Board of Directors. Pursuant to our bylaws, a vacancy on the Board of Directors may be filled by a majority of the directors then serving. Messrs. Bayless and Terhar were identified to us by an international search firm engaged by the Nominating and Governance Committee to identify director candidates. These appointments were made to ensure that our Board of Directors is comprised of a majority of “independent” directors, as defined below in “Director Independence”.
     Currently, there are two vacancies on our Board of Directors. These vacancies are the result of the October 4, 2006 resignation of Andrew J. Schindler, one of our independent directors who resigned due to personal and professional obligations, and the October 5, 2006 resignation of Adam P. Godfrey, who is associated with Lindsay Goldberg & Bessemer, L.P., one of our principal stockholders. Mr. Godfrey resigned to ensure that our Board of Directors continues to be comprised of a majority of independent directors. Neither of these resignations resulted from any disagreement with us. The Nominating and Governance Committee has initiated a search for an additional qualified independent director by engaging the search firm that previously identified Messrs. Bayless and Terhar. We intend for these two director positions to remain vacant until an additional qualified independent director is identified and appointed. Upon such appointment, we anticipate Mr. Godfrey will be reappointed to our Board of Directors.
     The nominees have consented to serve if elected to the Board of Directors. It is the intention of the persons named as proxies in the accompanying form of proxy to vote all proxies solicited for the five nominees listed below unless the authority to vote is withheld. If for any reason any nominee shall not become a candidate for election at the 2006 Annual Meeting, an event not now anticipated, the persons named in the proxy will vote for such substitute nominees designated by the Board of Directors. The proxies solicited hereby will in no event be voted for more than five persons.
     The principal occupation and certain other information concerning the nominees for directors are set forth on the following pages. The Board of Directors unanimously recommends voting “FOR” the nominees listed below for election as directors.

		Director	Principal Occupation, Other Business Experience
Name	Age	Since	During Past Five Years and Other Directorships

J. Eric Pike	38	1994	Mr. Pike has been President of the Company since 1998, Chief Executive Officer since 2002 and Chairman since July 2005. He is the grandson of founder Floyd Pike and joined the Company in 1990 as an A-class lineman on an overhead construction crew, advancing through various office positions, and served as Vice President of the Central Region from 1993 to 1998, where he was responsible for the powerline operations in North Carolina and South Carolina. Mr. Pike graduated from Emory University with a B.A. in History.

		Director	Principal Occupation, Other Business Experience
Name	Age	Since	During Past Five Years and Other Directorships

Charles E. Bayless	63	2006	Mr. Bayless has been the President of the West Virginia University Institute of Technology since April 2005. Mr. Bayless served as Chairman, President, and Chief Executive Officer of Illinova Corporation, an electric utility company, from 1998 to 1999. From 1992 to 1998, he served as Chief Executive Officer of UniSource Energy Corp., an electric utility company. Mr. Bayless holds a B.S.E.E. from the West Virginia University Institute of Technology, an M.S.E.E. in power engineering and a J.D. from the West Virginia University, and an M.B.A. from the Graduate School of Business Administration at the University of Michigan. He is a current board member of Commerce Energy and the Ontario Power Authority.

James R. Helvey III	47	2005	Mr. Helvey is the founder and President of Helvey and Associates, LLC, a financial and strategic consulting firm to educational and non-profit entities. Mr. Helvey began his career with J.P. Morgan & Co. based in New York City in 1985. From 1985 until 2000, Mr. Helvey served in a variety of capacities, including as Vice-Chairman of JP Morgan’s Risk Management Committee and as Global Head of Derivative Counterparty Risk Management. Mr. Helvey represented JP Morgan on the industry-sponsored Counterparty Risk Management Policy Group that was formed in the wake of the collapse of Long Term Capital Management. Mr. Helvey’s responsibilities at J.P. Morgan included heading J.P. Morgan’s swap derivative trading business in Asia and managing the firm’s short-term interest rate and foreign exchange derivative business in Europe. At the request of J.P. Morgan, Mr. Helvey served as Chairman and CEO of Cygnifi Derivatives Services, LLC, an online derivatives services provider, which had offices in New York, London and Tokyo from 2000 until 2002. In 2004, Mr. Helvey was a candidate for the United States Congress in the 5th District of North Carolina. Mr. Helvey was retained by CMT Asset Management in September 2004 to assist with the establishment of a Hong Kong-based asset management team and now serves in the capacity of Risk Management Officer. Mr. Helvey graduated magna cum laude with honors in 1981 from Wake Forest University. In 1982, Mr. Helvey was a Fulbright Scholar at the University of Cologne in Germany, and in 1984 Mr. Helvey received a Masters degree in international finance and banking from Columbia University, School of International and Public Affairs. Mr. Helvey is a member of the Wake Forest University Board of Trustees, where he serves as Vice-Chairman of the Investment Policy Committee and member of the Audit Committee, and he is a member of the Oakwood Country School Board of Trustees in Morgan Hill, California and Chairman of the Audit Committee.

		Director	Principal Occupation, Other Business Experience
Name	Age	Since	During Past Five Years and Other Directorships

Robert D. Lindsay	51	2002	Mr. Lindsay was co-founder of Lindsay Goldberg & Bessemer in 2002. Previously, Mr. Lindsay was Managing General Partner of Bessemer Holdings and, prior to joining Bessemer Holdings in 1991, was Managing Director at Morgan Stanley Private Equity. Mr. Lindsay holds a B.A. in English and American Literature and Language from Harvard College and an M.B.A. from Stanford University. He is President and Chief Executive Officer of Bessemer Securities LLC as well as a director of The Bessemer Group, Incorporated and its subsidiary banks, including Bessemer Trust Company, N.A. Mr. Lindsay is a member of the Investor Committee of Wacker Construction Equipment AG, a member of the Supervisory Board and Stockholders’ Committee of Klöckner & Co. GmbH, and is Chairman of the Board of Identity Group, Inc. He serves as a director of EnergySolutions, LLC, FAPS Holdings, Inc., Maine Beverage Company, LLC, Keystone Foods Holdings LLC, PetroLogistics LLC, Fresh Start Bakeries, Inc., Alliant Resources Group, Inc., Intermex Holdings, Inc. and Brock Holdings, LLC and as a Trustee of the Cold Spring Harbor Biological Laboratory and St. Paul’s School in Concord, New Hampshire.

Louis F. Terhar	57	2006	Mr. Terhar, has been Managing Director for Strategic Planning Advisors LLC, a firm specializing in strategic planning advice and operational improvement strategies, since February 2005. From 2004 to 2005, he served as President and Chief Executive Officer of Integris Metals, Inc., a processor and distributor of metals. From 2002 to 2003, Mr. Terhar served as President and Chief Executive Officer of Indian Motorcycle Company, a manufacturer of cruiser motorcycles, which filed for liquidation under California law for the benefit of its creditors under the supervision of its stockholder in October 2003. From 1989 to 2001, Mr. Terhar served as Vice President of Operations for The David J. Joseph Company, as an Operations Staff Member for SHV Holdings N.V., as President and Chief Executive Officer of The David J. Joseph Company and as President of the SHV North America/SHV Capital Ventures. Mr. Terhar holds a B.S. in General Engineering from the United States Naval Academy, an M.B.A. in Finance from Syracuse University and an M.A. in Government from Harvard University.

BOARD OF DIRECTORS INFORMATION
Board Meetings and Attendance
     The Board of Directors held four meetings during fiscal 2006. No current director attended fewer than 75% of the aggregate number of the meetings of the Board of Directors held while such director was a member of the Board and of all the committees on which he served during such period. Absent extenuating circumstances, our Board members are expected to attend our annual meetings of stockholders. Two of our directors attended our 2005 Annual Meeting of Stockholders.
Director Independence
     Our Board of Directors believes that a majority of the Board should consist of directors who are independent under both the applicable New York Stock Exchange rules and regulations, which we refer to as the NYSE rules, and the applicable SEC rules and regulations, which we refer to as the SEC rules.
     The NYSE rules provide that a director does not qualify as “independent” unless the Board affirmatively determines that the director has no material relationship with Pike Electric (either directly or as a partner, stockholder or officer of an organization that has a relationship with Pike Electric). The NYSE rules require a board of directors to consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with the company and permit the board to adopt and disclose standards to assist the board in making determinations of independence. Accordingly, our Board has adopted the Director Independence Standards, which incorporate the independence standards of the NYSE rules, to assist the Board in determining whether a director has a material relationship with Pike Electric. The Director Independence Standards are attached to this proxy statement as Appendix A and are also available on our website, www.pike.com, under the link “Investor Relations” and then under the heading “Corporate Governance”, as an attachment to our Corporate Governance Guidelines.
     In September 2006, the Board of Directors, with the assistance of the Nominating and Governance Committee, conducted an evaluation of director independence based on the Director Independence Standards. In connection with this review, the Board evaluated banking, commercial, charitable, consulting, family or other relationships with each director or immediate family member and their related interests and Pike Electric and its subsidiaries, including those relationships described below under “Certain Relationships and Related Party Transactions”.
     As a result of this evaluation, the Board of Directors affirmatively determined that none of Messrs. Bayless, Helvey and Terhar had a relationship with Pike Electric other than in their capacity as directors and that each of them is an independent director under the Director Independence Standards, the NYSE rules and the SEC rules. In addition, the Board of Directors determined that Mr. Pike was not independent due to his employment with Pike Electric and that Mr. Lindsay was not independent due to his relationship with Lindsay Goldberg & Bessemer, L.P. and its affiliates.
Board Committees
     The Board of Directors has the authority to appoint committees to perform certain management and administration functions and currently has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

     Audit Committee. The Audit Committee held eight meetings in fiscal year 2006. The following directors are the current members of the Audit Committee: Helvey (Chairman), Bayless and Terhar. The Board of Directors has determined that all of the members of the Audit Committee are independent under our Director Independence Standards, the NYSE rules, and the SEC rules. The Board of Directors has also determined that each of the three members of the Audit Committee qualifies as an audit committee financial expert within the meaning of SEC rules. The Audit Committee has responsibility for, among other things:
•	reviewing the performance of our independent registered public accounting firm and making recommendations to the Board of Directors regarding the appointment or termination of the independent registered public accounting firm;

•	considering and approving any non-audit services proposed to be performed by our independent registered public accounting firm;

•	reviewing and discussing with the independent registered public accounting firm our annual and quarterly financial statements and earnings releases;

•	oversight of our internal audit function and our compliance with legal and regulatory requirements; and

•	preparation of the committee’s report for inclusion in our annual proxy statement.
     Compensation Committee. The Compensation Committee met four times during fiscal 2006. The following directors are the current members of the Compensation Committee: Bayless (Chairman), Helvey and Terhar. The Board of Directors has determined that all of the members of the Compensation Committee are independent under our Director Independence Standards and the NYSE rules. The Compensation Committee is responsible for, among other things:
•	reviewing key employee compensation policies, plans and programs;

•	monitoring performance and compensation of our executive officers and other key employees;

•	preparing recommendations and periodic reports to the Board of Directors concerning these matters; and

•	administering our incentive compensation programs.
     Nominating and Governance Committee. The Nominating and Governance Committee held three meetings during fiscal 2006. The following directors are the current members of the Nominating and Governance Committee: Terhar (Chairman), Bayless and Helvey. The Board of Directors has determined that all of the members of the Nominating and Governance Committee are independent under our Director Independence Standards and the NYSE rules. The Nominating and Governance Committee is responsible for, among other things:
•	administering the process for determining director nominees (as set forth below);

•	recommending persons to be selected by the Board of Directors as nominees for election as directors and to fill any vacancies on the Board of Directors;

•	considering and recommending to the Board of Directors qualifications for the position of director and policies concerning the term of office of directors and the composition of the Board of Directors; and

•	considering and recommending to the Board of Directors other actions relating to corporate governance.

Executive Sessions of Non-Management Directors
     The Corporate Governance Guidelines provide that the non-management directors will meet in regularly scheduled executive sessions and, at least once annually, the independent directors will meet in executive session. In fiscal 2007, Mr. Helvey will preside at the executive sessions of non-management directors and may be contacted via e-mail or telephone at the contact information provided on our website, www.pike.com, under the link “Investor Relations” and then under the heading “Corporate Governance”.
Director Nomination Process
     The Nominating and Governance Committee is responsible for identifying individuals qualified to become members of our Board of Directors and for recommending to the Board the individuals for nomination as members. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Governance Committee applies the criteria set forth in the Corporate Governance Guidelines, which include considering:
•	a candidate’s roles and contributions to the business community;

•	a candidate’s personal qualities of leadership, character and judgment, and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards;

•	a candidate’s relevant knowledge and diversity of background and experience in such things as business, technology, finance and accounting, marketing, government and the like; and

•	whether a candidate is free of conflicts and has the time required for preparation and attendance at all meetings.
     We, LGB Pike II LLC, an affiliate of Lindsay Goldberg & Bessemer, and certain other stockholders, including members of management, are parties to a stockholders agreement. The stockholders agreement covers matters of corporate governance and registration rights and further provides that J. Eric Pike will have the right to occupy one seat on our Board of Directors so long as he is our chief executive officer and controls at least 1,321,965 shares of our common stock. So long as Mr. Pike has the right to a seat on the Board of Directors, LGB Pike II LLC and any affiliate of LGB Pike II LLC must vote in favor of the election of Mr. Pike to our Board of Directors. The selection of nominees for our Board of Directors is to be considered in light of, and is subject to, the provisions of the stockholders agreement and our relationship with our principal stockholder, Lindsay Goldberg & Bessemer and its affiliates.
     During the selection process, the Nominating and Governance Committee will seek inclusion and diversity within the Board of Directors and adhere to our policy of maintaining an environment free from discrimination based upon race, color, religion, national origin, sex, age, disability, sexual preference or orientation, marital status or any other unlawful factor. The Nominating and Governance Committee may, at its discretion, hire third parties to assist in the identification and evaluation of director nominees.
     Stockholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of the Company’s common stock for at least one year as of the date such recommendation is made. Such information should be sent to: Nominating and Governance Committee, c/o Corporate Secretary, Pike Electric Corporation, 100 Pike Way, Mount Airy, North Carolina 27030. Assuming that appropriate material addressing the criteria set forth above has been provided on a timely basis, the Nominating and Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
Communications with Directors
     Our Board of Directors has established procedures for stockholders and other interested parties to communicate directly with our non-management directors. In addition, under such procedures, any party who has concerns about our accounting, internal accounting controls or auditing matters may contact the Audit Committee directly. Such communications may be confidential or anonymous and may be reported by mail or telephone to the following special address or telephone number, which also are published in the “Investor Relations” section of our website under “Corporate Governance”, or by e-mail via the confidential e-mail link in the “Corporate Governance” section of our website:
Board of Directors (or Audit Committee or name of individual director)
c/o Corporate Secretary
Pike Electric Corporation
100 Pike Way, P. O. Box 868
Mount Airy, North Carolina 27030
Telephone: 800-997-7718
     All such communications are promptly reviewed before being forwarded to addressee. Any concerns relating to accounting, internal controls, auditing or officer conduct are sent immediately to the chair of the Audit Committee. We generally will not forward to directors a stockholder communication that we determine to be primarily commercial in nature, relates to an improper or irrelevant topic or requests general information about the Company.
Director Compensation
     Directors who are employees of Pike Electric or its subsidiaries, or affiliated with Lindsay Goldberg & Bessemer, the largest beneficial owner of our common stock, receive no compensation for service as members of either the Board of Directors or its committees. Directors who are not employees of Pike Electric or its subsidiaries, or affiliated with Lindsay Goldberg & Bessemer, are paid:
•	a base annual retainer of $25,000 in cash;

•	$100,000 in shares of restricted stock upon initial election to the Board of Directors and upon each third anniversary thereafter for as long as the director continues to serve, vesting in equal amounts on the first, second and third anniversary of the grant dates;

•	$25,000 in shares of restricted stock for any year of director service in which a $100,000 grant is not made for as long as the director continues to serve, vesting in equal amounts on the first, second and third anniversary of the grant dates;

•	$1,000 in cash for each Board meeting attended;

•	$500 in cash for each committee meeting attended; and

•	the chair of the Audit Committee will receive an annual cash retainer of $15,000, the chair of the Nominating and Governance Committee will receive an annual retainer of $10,000 and the chair of the Compensation Committee will receive an annual retainer of $5,000.
     We reimburse all directors for reasonable expenses incurred in attending meetings of our Board of Directors or committees.

Corporate Governance
     Our Board of Directors has adopted written corporate governance policies, principles and guidelines, known as our Corporate Governance Guidelines. In addition, Pike Electric has a written code of conduct which applies to its directors and employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, and includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the code.
     All of our corporate governance materials, including our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and the charters for each of our Audit, Compensation, and Nominating and Governance Committees are published on our website, www.pike.com, under the tab “Investor Relations” and then under the heading “Corporate Governance”. These materials are also available in print to any stockholder upon request, by contacting us at: Investor Relations, Pike Electric Corporation, 100 Pike Way, P. O. Box 868, Mount Airy, NC 27030, or by telephone at (336) 719-4462. Any modifications to these corporate governance materials will be reflected on our website, and we intend to post any amendments or waivers to the Code of Ethics and Business Conduct (to the extent required to be disclosed pursuant to Item 5.05 of Form 8-K) at this location on our website.

PROPOSAL 2: RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR FISCAL 2007
     The Audit Committee of our Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending June 30, 2007. This selection is being presented to our stockholders for ratification at the 2006 Annual Meeting. Although stockholder approval is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, then our Audit Committee will reconsider the matter. Representatives of Ernst & Young are expected to be present at the 2006 Annual Meeting with an opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.
     Our Board of Directors unanimously recommends voting “FOR” ratification of the selection of Ernst & Young as our independent registered public accounting firm for the fiscal year ending June 30, 2007. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise.
     We paid Ernst & Young a total of $1,279,000 for professional services rendered for the year ended June 30, 2006 and $1,641,000 for professional services rendered for the year ended June 30, 2005. The following table provides information about these fees.

Fee Category	Fiscal 2006	Fiscal 2005
Audit Fees(1)	$1,138,000	$1,380,000
Audit-Related Fees	$—	$—
Tax Fees(2)	$141,000	$261,000
All Other Fees	$—	$—

Total Fees	$1,279,000	$1,641,000

(1)	Audit fees consisted of fees for the audit of our annual financial statements and quarterly reviews, the filing of our registration statement and related comfort letters, consents and comment letters filed with or submitted to the SEC

(2)	Tax fees principally consisted of fees for tax compliance and tax advice, planning and consultations.
     The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be performed by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table provides information about the beneficial ownership of our common stock as of October 10, 2006. We have listed each person known to us that beneficially owns more than 5% of our outstanding common stock, each of our directors, each of our Named Executive Officers identified in the Summary Compensation Table below, and all directors and executive officers as a group.
     Beneficial ownership is determined in accordance with the rules of the SEC. The percentage ownership is based on 32,235,627 shares of common stock outstanding as of October 10, 2006, which excludes the 310,964 outstanding shares of restricted common stock that the holders thereof are not entitled to vote until the restrictions lapse. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of October 10, 2006 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and as provided pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. Unless otherwise indicated, the address for each of the individuals listed below is c/o Pike Electric Corporation, 100 Pike Way, Mount Airy, North Carolina 27030.
     Each share of common stock outstanding on the record date is entitled to one vote on each matter considered at the 2006 Annual Meeting.

	Number of Shares and Nature		Ownership
Name of Beneficial Owner	of Beneficial Ownership		Percentage

Lindsay Goldberg & Bessemer	13,111,093	(1)	40.7%
T. Rowe Price Associates, Inc.	1,731,000	(2)	5.4%
J. Eric Pike	2,464,235	(3)	7.5%
Charles E. Bayless	5,000	(4)	*
James R. Helvey III	2,381	(5)	*
Robert D. Lindsay	13,111,093	(6)	40.7%
Louis F. Terhar	1,000	(7)	*
Jeffery L. Collins	323,087	(8)	1.0%
Robert B. Ratliff (9)	—		*
Mark Castaneda (10)	133,598	(11)	*
Directors and executive officers as a group (8 persons)	15,907,796	(12)	48.0%

*	Less than one percent.

(1)	The information shown is as of December 31, 2005 and based on a Schedule 13G filed with the SEC by LGB Pike II LLC, Lindsay Goldberg & Bessemer L.P., Lindsay Goldberg & Bessemer G.P. LP and Lindsay Goldberg & Bessemer GP LLC (collectively, the “LGB Entities”). The Schedule 13G reports that each LGB Entity has sole voting and sole dispositive power with respect to the securities. The shares of our common stock are held directly by LGB Pike II LLC, whose sole manager is Lindsay Goldberg & Bessemer L.P. The general partner of Lindsay Goldberg & Bessemer L.P. is Lindsay Goldberg & Bessemer G.P. LP, whose general partner is Lindsay Goldberg & Bessemer GP LLC. Except to the extent of its pecuniary interest therein, each of Lindsay Goldberg & Bessemer L.P., Lindsay Goldberg & Bessemer G.P. LP and Lindsay Goldberg & Bessemer GP LLC disclaims beneficial ownership of the securities held by LGB Pike II LLC. The address for each LGB Entity is c/o Lindsay Goldberg & Bessemer L.P., 630 Fifth Avenue, 30th Floor, New York, New York 10111.

(2)	The information shown is as of February 14, 2006 and based on a Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. The Schedule 13G reports that T. Rowe Price Associates has sole voting power with respect to 339,300 of the shares of our common stock and sole dispositive power with respect to all such shares. The address of T. Rowe Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(3)	Consists of (a) 1,549,253 shares of common stock held by Takuan LLC, an entity controlled by Mr. Pike, (b) 163,388 shares of common stock owned directly, (c) 67,467 shares of common stock held by the Joe B./Anne A. Pike Generation Skipping Trust, of which Mr. Pike is a trustee and, as a result, over which he has voting power, and (d) 684,127 shares subject to stock options. Excludes 71,429 shares of restricted common stock.

(4)	Consists of 5,000 shares of common stock owned directly. Excludes 5,094 shares of restricted common stock.

(5)	Consists of 2,381 shares of common stock owned directly. Excludes 6,136 shares of restricted common stock.

(6)	Mr. Lindsay, through intermediate entities, indirectly has shared control over Lindsay Goldberg & Bessemer L.P., the sole manager of LGB Pike II LLC. By virtue of this relationship, Mr. Lindsay may be deemed to have or share beneficial ownership of shares of our common stock beneficially owned by the LGB Entities. Mr. Lindsay expressly disclaims beneficial ownership of such common stock, except to the extent of his pecuniary interest therein. The address for Mr. Lindsay is c/o Lindsay Goldberg & Bessemer L.P., 630 Fifth Avenue, 30th Floor, New York, New York 10111.

(7)	Consists of 1,000 shares of common stock owned directly. Excludes 5,094 shares of restricted common stock.

(8)	Consists of (a) 78,574 shares of common stock owned directly and (b) 244,513 shares subject to stock options. Excludes 8,449 shares of restricted common stock.

(9)	On May 5, 2006, Mr. Ratliff retired as Chief Administrative Officer.

(10)	On August 16, 2006, the Company announced the termination of employment of Mr. Castaneda as its Chief Financial Officer, effective August 18, 2006.

(11)	Consists of (a) 77,314 shares of common stock held directly and (b) 56,284 shares subject to stock options.

(12)	Consists of (a) 14,979,156 shares of common stock and (b) 928,640 shares subject to stock options. Excludes 113,202 shares of restricted common stock.

REPORT OF THE AUDIT COMMITTEE
     The Audit Committee has reviewed and discussed with management our audited financial statements for the year ended June 30, 2006. The Audit Committee has reviewed and discussed with Ernst & Young LLP, our independent registered public accounting firm, our audited financial statements and the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.
     The Audit Committee has also received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed the matters disclosed in the letter and the independence of Ernst & Young with representatives of that firm. The Audit Committee also considered whether the provision by Ernst & Young of the non-audit services discussed under “Proposal 2 — Ratification of the Independent Registered Public Accounting Firm for Fiscal 2007” is compatible with maintaining the auditors’ independence and determined that such non-audit services were compatible with maintaining Ernst & Young’s independence.
     Based on its discussions with management and Ernst & Young, and its review of the representations and information provided by management and Ernst & Young, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2006 for filing with the SEC.

Sincerely,

James R. Helvey III, Chairman
Charles E. Bayless
Louis F. Terhar
REPORT OF THE COMPENSATION COMMITTEE
Responsibilities of Compensation Committee
     The Compensation Committee of the Board of Directors is composed entirely of non-employee directors, all of whom are independent under the New York Stock Exchange rules. The Compensation Committee is responsible to Pike Electric’s Board of Directors and stockholders for setting the philosophy and administering the policies that govern Pike Electric’s executive compensation program. The purpose of this report is to summarize the compensation philosophy and policies that the Compensation Committee applied in making executive compensation decisions in fiscal 2006.
Compensation Philosophy
     Pike Electric’s compensation programs are designed to attract, retain and motivate exceptional persons as employees of the Company to ensure our long-term success and create stockholder value. Our philosophy is to provide annual compensation comprised of competitive base salaries to attract and retain our senior management and equity-based compensation that is aligned with the creation of stockholder value in order to provide senior management with longer-term incentives. In addition, our compensation program is designed to reinforce our culture and competitive advantages, including teamwork, customer satisfaction, safety, initiative and commitment to Pike Electric.
     During 2005 in connection with our initial public offering, we retained a compensation consultant to conduct a study and analysis of executive officer compensation in our industry. We used the results of this study in establishing the compensation amounts and certain other terms of the employment agreements of our senior management and anticipate using the results of such survey along with other factors described herein as we design our compensation programs in the future.
     Our executive compensation program is comprised primarily of base salary and to a lesser degree equity-based annual compensation. In establishing base salary, we consider a number of factors, including data acquired from the compensation consultant regarding the base salary and bonus compensation of other companies in our industry. The amount of compensation awarded under our annual equity-based awards is based upon Pike Electric’s overall performance, rather than that of individual units or segments, in order to preserve our team culture and to prevent any barriers to the sharing of resources across our geographical regions.
Compensation Programs
     Compensation paid to our executive officers for fiscal 2006 consisted primarily of salary and performance-based awards of stock options and restricted stock. The awards of stock options and restricted stock were directly related to corporate and individual performance. As employees, our executive officers are eligible to participate in other employee benefit programs generally available to our employees. The Compensation Committee continually reviews the overall compensation package provided to our executive officers in light of our compensation philosophy and the best interests of our stockholders.
     J. Eric Pike, our CEO and President, has an employment agreement which was entered into in connection with our initial public offering of common stock in July 2005. On October 10, 2006, we entered into employment agreements with each of Anthony K. Slater, our CFO, and James R. Fox, our General Counsel and Vice President of Risk Management.
     The Compensation Committee reviewed 2006 compensation for the Named Executive Officers relative to the competitive market and relative to results delivered on established objectives. The Compensation Committee concluded that their compensation is consistent with market practice and reasonable based on performance.
     Base Salaries. The base salaries of two of our Named Executive Officers were established pursuant to negotiated employment arrangements. In determining and negotiating these base salaries as well as those for our other two Named Executive Officers who were not party to an employment agreement with us, the Compensation Committee took into account each person’s responsibilities, skills and experience related to their respective positions. Other factors considered in base salary determination were individual performance, the success of the Company in achieving established profit and business plans, the competitiveness of the executive’s total compensation and Pike Electric’s ability to pay an appropriate and competitive salary. The base salary for each of the Named Executive Officers is reflected in the “Summary Compensation Table”.
     Annual Incentive Compensation. The Compensation Committee believes that common stock ownership and stock-based compensation are the most effective means of maintaining a strong link between management objectives and stockholders’ long-term interests by focusing senior management on the creation of long-term stockholder value. To this end, the Board of Directors adopted a bonus plan for fiscal 2006 providing equity bonuses, consisting of stock options and restricted stock, to officer-level employees.
     Under this annual bonus plan, the Compensation Committee determines which executives will receive stock awards as well as the type, size and restrictions on the awards. The Compensation Committee determines actual awards for executives based on the achievement of certain financial goals. For fiscal 2006, the goal established by the Compensation Committee was based upon the Company achieving earnings before interest and taxes (“EBIT”) of $76.4 million. In fiscal 2006, Pike Electric’s actual EBIT exceeded this goal. These awards are subject to further vesting requirements. The stock options vest over three years beginning on the first anniversary of the grant date and the restricted stock awards vest entirely on the third anniversary of the grant date. The Compensation Committee reviews and approves all stock awards to our executive officers, including our CEO.
     Other Compensation. Executives are eligible to participate in the Company’s retirement and savings plans and Employee Stock Purchase Plan on the same basis as other employees. The Company matches certain employee contributions to its 401(k) savings plan with cash. The Company does not offer any defined benefit pension plan benefits. The Company currently provides senior management the use of a vehicle due to the travel and time requirements of their positions. In addition, upon the retirement of an officer who is at least 55 years of age and has been an employee for 10 years or more, the officer currently would receive the vehicle used by the officer at the time of retirement and continued medical and dental coverage for the officer and the officer’s spouse until reaching age 65. The Compensation Committee currently is reviewing all benefits provided to officers, including senior management, to ensure their alignment with our compensation philosophy.
CEO Compensation for Fiscal 2006
     Our CEO’s compensation is based on the same basic factors as those described above for other members of senior management.
     Mr. Pike is party to an employment agreement which was entered into in connection with our initial public offering of common stock in July 2005. This employment agreement provides for, among other things, a baseline amount for his annual base salary and a baseline amount of stock options for his annual bonus. As a result, Mr. Pike’s minimum annual base salary and bonus amounts are fixed for the duration of his employment agreement. When entering into this employment agreement, Pike Electric considered the compensation packages provided to CEOs of other companies in its industry, including those identified by the compensation consultant’s study. Mr. Pike’s employment agreement provides for an annual base salary of $750,000 and an annual bonus of (a) unrestricted and fully vested shares of common stock with a value of $250,000 and (b) so long as the Company achieves certain targeted financial results, a number of fully vested stock options equal to the quotient of $250,000 divided by one-half of the market value of our common stock on the grant date. Any additional compensation paid is to be at the discretion of the Board of Directors and Compensation Committee and based upon Pike Electric’s financial and operational performance. With respect to any incentive compensation payable to Mr. Pike, he is eligible to participate in any incentive plans to the extent such plans are in effect and the level of his participation will be at the discretion of the Compensation Committee.
     Pursuant to the terms of his employment agreement and based upon the Company having achieved certain financial goals for fiscal 2006, the Compensation Committee determined that Mr. Pike will be granted fully-vested options to purchase shares of our common stock equal to the quotient of $250,000 divided by one-half of the closing price of our common stock on November 1, 2006. Additional information about stock awards is included in the “Summary Compensation Table” and the “Option Grants Table”.
Section 162(m)
     Under Section 162(m) of the Internal Revenue Code, Pike Electric generally may not deduct for federal income tax purposes annual compensation in excess of $1 million paid to certain employees. Certain performance-based compensation paid pursuant to stockholder-approved plans is not subject to the deduction limit as long as such compensation is approved by “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. All members of the Compensation Committee qualify as independent under

Section 162(m) of the Internal Revenue Code and, as such, may approve the compensation of the relevant group of executives in order to satisfy the performance-based compensation exception. While the Compensation Committee generally intends to structure and administer executive compensation plans and arrangements so that they will not be subject to the deduction limit, the Compensation Committee may from time to time approve payments that cannot be deducted in order to maintain flexibility in structuring appropriate compensation programs in the interest of stockholders.

Sincerely,

Charles E. Bayless, Chairman
James R. Helvey III
Louis F. Terhar
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     During fiscal 2006, the Compensation Committee was comprised of the following directors: Bayless (Chairman), Helvey, Terhar and former directors Adam P. Godfrey, Alan E. Goldberg and Andrew J. Schindler. None of these persons has ever been an officer or employee of Pike Electric or any of its subsidiaries. During fiscal 2006, no executive officer of Pike Electric served as a director or member of the Compensation Committee (or any other committee performing similar functions) of any other entity of which an executive officer served on the Board of Directors or Compensation Committee of Pike Electric.

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table contains information about the compensation provided to our Chief Executive Officer, the two other persons who were serving as our executive officers at June 30, 2006 and one person who served as an executive officer during fiscal 2006. We sometimes refer to the persons listed below as the “Named Executive Officers”.

					Long-Term Compensation
		Annual Compensation			Awards
					Restricted		Securities
				Other Annual	Stock		Underlying	All Other
Name and		Salary	Bonus	Compensation	Awards		Options	Compensation
Principal Position	Year	($)	($)	($) (1)	($)		(#)	($)

J. Eric Pike	2006	747,692	250,000 (2)	116,223	1,000,006	(3)	428,571 (4)	3,462	(5)
Chairman, Chief Executive	2005	752,266	275,875	95,946	—		484,040	3,323	(5)
Officer and President	2004	489,298	21,325	134,765	—		—	—

Jeffery L. Collins	2006	437,320	—	16,086	119,486	(6)	38,690 (7)	2,018	(5)
Chief Operating Officer	2005	392,231	116,060	43,800	—		124,516	57,680	(8)
	2004	351,720	15,455	80,255	—		—	72,859	(9)

Mark Castaneda (10)	2006	406,016	—	24,038	90,286	(11)	38,690	4,308	(5)
Former Chief	2005	277,180	2,925	13,164	—		161,814	—
Financial Officer

Robert B. Ratliff (12)	2006	351,325	—	27,893	18,186	(13)	7,742	32,743	(14)
Former Chief	2005	322,084	64,610	60,626	—		99,615	52,470	(8)
Administrative Officer	2004	302,621	14,070	78,102	—		—	66,278	(9)

(1)	The following table lists the components of Other Annual Compensation:

			Personal	Personal
			Use of	Use of	Tax
		Deferred	Company	Company	Reimbursement	Health
		Compensation	Aircraft	Vehicle	Payments	Insurance	Total
Name	Year	($)	($)	($)	($)	($)	($)
J. Eric Pike	2006	—	80,164	18,354	11,510	6,195	116,223
	2005	44,363	26,610	11,366	7,412	6,195	95,946
	2004	89,148	20,633	13,106	5,683	6,195	134,765

Jeffery L. Collins	2006	—	—	5,799	4,092	6,195	16,086
	2005	29,479	—	3,835	4,291	6,195	43,800
	2004	59,238	—	10,339	4,483	6,195	80,255

Mark Castaneda	2006	—	—	11,003	6,840	6,195	24,038
	2005	—	—	6,969	—	6,195	13,164

Robert B. Ratliff	2006	—	—	13,775	8,955	5,163	27,893
	2005	37,635	—	9,672	7,124	6,195	60,626
	2004	52,750	—	13,363	5,794	6,195	78,102

Amounts shown with respect to deferred compensation relate to a deferred compensation plan that was terminated in January 2005. For fiscal 2006, personal use of Company aircraft was calculated based on aggregate incremental cost to the Company for each hour of personal aircraft usage. The incremental costs include fuel, repair costs, parking and runway fees and other similar variable costs. For fiscal 2005 and fiscal 2004, such amounts were based on the Standard Industry Fare Level method for valuing non-business aircraft use. Vehicle use is calculated based on the maintenance, insurance and fuel costs and the estimated comparable lease expense.

(2)	Represents the value of 12,987 vested shares of common stock awarded as a bonus for fiscal 2006.

(3)	Represents the dollar value of the restricted stock as of the date of the award. Consists of 71,429 shares of restricted common stock awarded in connection with our initial public offering, which had an aggregate value of $1,375,723 at the end of fiscal 2006 and which will vest in full on August 1, 2010. The restricted stock is not entitled to receipt of dividends.

(4)	This number does not include options to purchase shares of common stock to be granted to Mr. Pike based upon our having achieved certain bonus plan targets for fiscal 2006. The number of such options is indeterminable at this time as, in accordance with our option grant policies, it will equal the quotient of $250,000 divided by one-half of the closing price of the common stock on November 1, 2006.

(5)	Represents employer contributions to the Company’s 401(k) plan.

(6)	Represents the dollar value of the restricted stock as of the date of the award. Consists of 8,449 shares of restricted common stock, which had an aggregate value of $162,728 at the end of fiscal 2006. Of such shares, 6,449 will vest in full on August 1, 2010 and 2,000 shares will vest in full on October 4, 2009. The restricted stock is not entitled to receipt of dividends.

(7)	This number does not include options to purchase 10,000 shares of our common stock to be granted to Mr. Collins based upon our having achieved certain bonus plan targets for fiscal 2006. In accordance with our option grant policies, the exercise price of an option grant is set as the closing price of our common stock as reported on the New York Stock Exchange on the first business day of the month following the date on which an option grant is approved, which will be November 1, 2006 with respect to such options.

(8)	Represents the value of a profits interest in LGB Pike LLC, a former stockholder affiliated with Lindsay Goldberg & Bessemer, that was issued in connection with our 2002 recapitalization transaction. Such value was determined at the issuance date by a third-party valuation and was being amortized into compensation expense over its three-year vesting period. The amortization attributable to 2005 was $57,680 and $52,470 for Messrs. Collins and Ratliff, respectively. LGB Pike LLC distributed shares of our common stock to the members of LGB Pike LLC effective June 13, 2005, canceling the related profit interests.

(9)	Represents the value of a profits interest in LGB Pike LLC, a former stockholder affiliated with Lindsay Goldberg & Bessemer, that was issued in connection with our 2002 recapitalization transaction. Such value was determined at the issuance date by a third-party valuation and was being amortized into compensation expense over its three-year vesting period. The amortization attributable to 2004 was $72,859 and $66,137 for Messrs. Collins and Ratliff, respectively. LGB Pike LLC distributed shares of our common stock to the members of LGB Pike LLC effective June 13, 2005, canceling the related profit interests. With respect to Mr. Ratliff, this amount also includes employer contributions to the Company’s 401(k) plan of $141.

(10)	On August 16, 2006, the Company announced the termination of employment of Mr. Castaneda as its Chief Financial Officer, effective August 18, 2006.

(11)	Represents the dollar value of the restricted stock as of the date of the award. Consists of 6,449 shares of restricted common stock, which had an aggregate value of $124,208 at the end of fiscal 2006 and which was forfeited in connection with his termination.

(12)	Mr. Ratliff retired as Chief Administrative Officer on May 5, 2006.

(13)	Represents the dollar value of the restricted stock as of the date of the award. Consists of 1,299 shares of restricted common stock, which had an aggregate value of $25,019 at the end of fiscal 2006. These shares of restricted stock would have vested in full on August 1, 2010 but were vested in full upon Mr. Ratliff’s retirement.

(14)	Represents the value of a retirement gift to Mr. Ratliff ($8,389), the value of the Company-provided vehicle that was transferred to Mr. Ratliff ($18,972) (see “Officer Retirement Benefits” below) and the value of employer contributions to the Company’s 401(k) plan ($5,382).
Option Grants in Fiscal 2006
     The following table shows the options that were granted during the fiscal year ended June 30, 2006 to the Named Executive Officers.

Individual Grants
		Percent of			Potential Realizable
	Number of	Total Option			Value at Assumed
	Securities	Granted to			Annual Rates of Stock
	Underlying	Employees	Exercise		Price Appreciation for
	Options	in Fiscal	Price	Expiration	Option Term(2)
Name	Granted (1)	Year	($/share)	Date	5% ($)	10% ($)
J. Eric Pike	428,571	77.6	14.00	7/27/2015	3,773,364	9,562,445
Jeffery L. Collins	38,690	7.0	14.00	7/27/2015	340,647	863,267
Mark Castaneda	38,690	7.0	14.00	7/27/2015	340,647	863,267
Robert B. Ratliff	7,742	1.4	14.00	7/27/2015	68,165	172,743

(1)	All of these options were granted on July 27, 2005 in connection with the completion of our initial public offering of common stock and vest in five equal installments beginning July 27, 2006, except that options granted to Mr. Ratliff were accelerated and fully vested on February 1, 2006 in connection with his retirement. The exercise price equals the fair market value of our common stock on the grant date.

(2)	Amounts represent hypothetical values that could be achieved for the respective options if exercised at the end of the option term. These values are based on assumed rates of stock price appreciation of 5% and 10%, compounded annually for a ten-year period based on the exercise price of the underlying securities on the grant date. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.
Aggregated Option Exercises and Fiscal Year-End Option Values
     The table below shows, on an aggregated basis, each exercise of stock options during fiscal 2006 and the fiscal 2006 year-end value of unexercised options for each of the Named Executive Officers.

			Number of Securities
			Underlying		Value of Unexercised
			Unexercised		In-the-Money
			Options		Options
	Shares	Value	at 6/30/06 (#)		at 6/30/06 ($) (1)
	Acquired on	Realized	Exercisable/		Exercisable/
Name	Exercise (#)	($)	Unexercisable		Unexercisable
J. Eric Pike	—	—	569,426	627,108	8,426,892	4,804,443
Jeffery L. Collins	78,000	1,176,861	229,319	89,760	3,450,911	857,345
Mark Castaneda	—	—	48,546	105,066	620,418	1,052,955
Robert B. Ratliff	309,865	4,314,307	—	—	—	—

(1)	Calculated by determining the difference between the fair market value of our common stock underlying the options, which was $19.29 per share at June 30, 2006, and the applicable exercise prices of the options held by each of the Named Executive Officers.
Officer Retirement Benefits
     Upon the retirement of an officer who is at least 55 years of age and has been an employee for 10 years or more, such officer will receive (a) the Company vehicle used by the officer at the time of retirement and (b) continued medical and dental coverage for the officer and the officer’s spouse until reaching age 65.
Securities Authorized for Issuance under our Equity Compensation Plans
     The following table contains information about our equity compensation plans as of June 30, 2006.

Number of Shares
	Number of Shares		Remaining Available
	to be Issued upon	Weighted-Average	for Future Issuance under
	Exercise of	Exercise Price	Equity Compensation Plans
	Outstanding	of Outstanding	(Excluding Shares
	Options and Rights	Options and Rights	Reflected in Column A)
Plan Category	(Column A)	(Column B)	(Column C)
Equity compensation plans approved by our stockholders	2,966,297	8.12	747,012
Equity compensation plans not approved by our stockholders	—	—	—
Total	2,966,297	8.12	747,012
Executive Officers
     J. Eric Pike. Mr. Pike, age 38, has served as President since 1998, Chief Executive Officer since 2002 and Chairman since July 2005. Additional information about Mr. Pike can be found above under “Election of Directors”.
     Anthony K. Slater. Mr. Slater, age 36, has been Chief Financial Officer since August 2006 and is responsible for the corporate planning, financial reporting and supervision of all finance and accounting functions. Prior to assuming this position, Mr. Slater served as our Vice President of Finance beginning in February 2006. Mr. Slater served as the Chief Financial Officer of Universal Solutions International, Inc., a provider of supply chain analysis and reverse logistic services, from January 2005 to December 2005 and as Vice President of Finance and Accounting as well as Secretary from July 2003 until December 2004. Prior to joining Universal Solutions, Mr. Slater served as Vice President of Accounting and Financial Reporting for Konover Property Trust Inc., a self-administered REIT, from 1999 to 2002. Mr. Slater graduated from North Carolina State University with a B.A. in Accounting and also is a registered C.P.A.
     Jeffery L. Collins. Mr. Collins, age 49, has been our Chief Operating Officer since July 2002 and is responsible for field and fleet operations. He joined Pike Electric in 1984 as a groundman on an overhead construction crew. He then advanced through various office positions and served as Vice President of the Northern Region from 1995 to August 1998, where he was responsible for powerline operations in six states, and as Vice President of the Central Region from September 1998 to June 2002, where he was responsible for powerline operations in two states. Mr. Collins graduated from North Carolina State University with a B.S. in Engineering Operations.

     James R. Fox. Mr. Fox, age 60, has been our General Counsel, Vice President of Risk Management and Corporate Secretary since September 2006 and is responsible for overseeing and coordinating all legal matters of the Company. Prior to joining Pike Electric, Mr. Fox was a partner with the law firms of Howrey & Simon and Bell, Davis & Pitt, P.A., where he spent over thirty years practicing in the areas of commercial and securities litigation, arbitration and mediation, and general business law. Mr. Fox received a J.D. from Duke University, where he served on the Editorial Board of the Duke Law Journal. He received his bachelor’s degree in History from Duke University.
Employment Agreements
     Employment Agreement with Mr. Pike. Our employment agreement with Mr. Pike provides for his employment on an annual basis and is automatically renewed at the end of each year for an additional year, subject to our or Mr. Pike’s right to terminate the agreement upon at least 60 days’ written notice prior to the expiration of any year. Under the agreement, Mr. Pike is entitled to a minimum annual base salary of $750,000, which may be adjusted upward by our Compensation Committee in its sole discretion.
     During each fiscal year, beginning with the fiscal year ending June 30, 2006, Mr. Pike will be entitled to annual equity compensation consisting of (a) unrestricted and fully vested shares of common stock with a value of $250,000 and (b) so long as the Company achieves certain targeted financial results, a number of fully vested stock options equal to the quotient of $250,000 divided by one-half of the market value of our common stock on the grant date. The stock options will have a term of ten years and will have a per share exercise price equal to the fair market value of our common stock on the grant date. The stock options and shares of common stock will be paid following the end of the applicable fiscal year and will not be subject to any vesting or forfeiture provisions.
     Under the terms of the agreement with Mr. Pike, if his employment is terminated by us without Cause or by Mr. Pike for Good Reason (as such terms are defined in his employment agreement), Mr. Pike will be entitled to receive two years of his then current annual base salary and the continuation for two years of health, life, disability and other benefits that he was receiving as of the last day of his employment. In addition, all restricted stock and stock options then held by Mr. Pike will automatically become vested and exercisable.
     If Mr. Pike becomes subject to excise taxes under Sections 280G and 4999 of the Internal Revenue Code, we will make a tax gross-up payment to him in an amount sufficient to cover such excise taxes and any interest or penalties thereon. However, if such excise taxes would not be applicable if the value of his payments and benefits were reduced by 5%, Mr. Pike will forfeit the amount of such payments and benefits necessary to avoid incurring such excise taxes and we will not have an obligation to provide a tax gross-up payment in connection therewith. If required to forfeit a portion of the payments and benefits, Mr. Pike would choose the particular payments and benefits to be reduced.
     We may also terminate Mr. Pike’s employment if, based upon independent medical advice, the Board of Directors determines that due to physical or mental illness Mr. Pike is unable to perform his customary duties for (a) 120 consecutive business days, if he fails to return to his duties within five days of written notice of the end of that 120-day period, or (b) 130 business days in any 12-month period. In any such event, Mr. Pike is entitled to a continuation of his base salary and other benefits during the 120-day or 130-day period.
     The agreement also entitles Mr. Pike to use our Company aircraft for up to 50 flight hours per year for his personal use, provided that this use does not interfere with the normal business use of the aircraft.
     Mr. Pike is subject to a non-solicitation provision for 24 months after termination of his employment, as well as a confidentiality provision. In addition, Mr. Pike has agreed to refrain from engaging in certain activities that are competitive with Pike Electric and its business for a period of five years after the termination of his employment. Mr. Pike is entitled to indemnification in his position to the fullest extent permitted by the laws of Delaware.
     Employment Agreements with Messrs. Slater and Fox. Under Mr. Slater’s and Mr. Fox’s respective employment agreements with us, each (a) will be paid a base salary of $325,000, which our Board of Directors will review annually, (b) received 5,000 shares of restricted common stock of the Company and (c) will be granted options to purchase 30,000 shares of our common stock. The shares of restricted common stock will vest in a lump sum on October 10, 2011, and the options will vest in equal amounts on the first five anniversaries of October 10, 2006. Both executives also will be entitled to participate in the other benefit plans available to our senior employees.
     Under the terms of their employment agreements, if either Mr. Slater or Mr. Fox is terminated for any reason other than death, Disability or Cause or if either resigns with Good Reason (as each such term is defined in the relevant employment agreement), he will be entitled to (a) cash severance payments equal to 12 months of such executive’s annual base salary at the time of termination, payable in equal monthly installments, and (b) continuation of his medical and health insurance benefits for a period equal to the lesser of (i) 12 months or (ii) the period ending on the date he first becomes entitled to health insurance benefits under any plan maintained by any person for whom he provides services as an employee or otherwise. The foregoing severance benefits are subject to such executive entering into and not revoking a release of claims in favor of us and abiding by the non-competition provisions of his agreement. Conversely, should either Mr. Slater’s or Mr. Fox’s employment be terminated for Cause or should either executive resign without Good Reason, he will be paid all accrued and unpaid base salary and any accrued and unpaid benefits through the date of termination, after which we will have no further obligations under his employment agreement. Finally, in the event of either Mr. Slater’s or Mr. Fox’s termination of employment due to his death or Disability, he or his estate will receive all accrued and unpaid base salary and any accrued and unpaid benefits through the date of termination, after which we will have no further obligations under his employment agreement.
     Both Mr. Slater’s and Mr. Fox’s employment agreements contain confidentiality provisions and non-competition and non-solicitation covenants. Each executive has agreed to neither compete with us nor solicit our customers, suppliers or employees for the twelve months following termination of his employment. At our election, this period may be extended for another twelve months (for a total non-competition and non-solicitation period of twenty-four months), in consideration of us providing such executive additional severance equal to the severance that would be provided if he were to have resigned with Good Reason.
     Severance Arrangement with Mr. Castaneda. On August 16, 2006, we announced the termination of employment of Mr. Castaneda as our Chief Financial Officer, effective August 18, 2006. Although we did not enter into an employment agreement with Mr. Castaneda, we operated under an arrangement with him. Under the terms of such arrangement, if Mr. Castaneda’s employment was terminated by us without cause or by him for good reason, he would be entitled to a continuation of his base salary for a period of 24 months and any health, life, disability or other benefits that he was receiving as of the last day of his employment for a period of 12 months after the date of termination. In addition, he would be subject to a non-solicitation provision and a confidentiality provision for 24 months following the date of termination. At the time of his resignation, Mr. Castaneda’s base salary was $406,016. We currently are engaged in conversations with Mr. Castaneda regarding the terms of any salary and benefits payable to him.
     Retirement Arrangement with Mr. Ratliff. Mr. Ratliff retired in May 2006 and was eligible to receive the retirement benefits described under “Officer Retirement Benefits” above. Mr. Ratliff and his wife will receive continued medical and dental coverage until reaching age 65. Additionally, the Company transferred to Mr. Ratliff his company vehicle (valued at $18,972) and, in recognition of his service to the Company, provided him with a retirement gift (valued at $8,389).
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Stockholders Agreement
     The Company, LGB Pike II LLC, a company affiliated with Lindsay Goldberg and Bessemer, L.P., and certain other stockholders are parties to a stockholders agreement. The stockholders agreement covers matters of restrictions on transfers of common stock, corporate governance and registration rights, as described below.
     Restrictions on Transfer of Shares. Under the terms of the stockholders agreement, each stockholder agreed not to transfer or sell any shares of common stock unless such transfer or sale is pursuant to an effective registration statement or unless consented to by the Company.
     Corporate Governance. The stockholders agreement provides that J. Eric Pike, the Company’s current Chairman, Chief Executive Officer and President (“CEO”), will have the right to occupy one seat on the board of directors so long as he is the CEO and controls at least 1,321,965 shares of the Company’s common stock. So long as Mr. Pike has the right to a seat on the board of directors, LGB Pike II LLC and any affiliate of LGB Pike II LLC are required to vote their shares of common stock in favor of Mr. Pike’s election as a director.
     Registration Rights. The stockholders agreement provides that LGB Pike II LLC and its affiliates and the other stockholders party to the stockholders agreement, including certain of our Named Executive Officers, have registration rights with respect to their stock. LGB Pike II LLC and its affiliates have the right to require the Company to file registration statements, or “demand registrations,” covering shares of the Company’s common stock they hold. On September 7, 2006, the Company filed such a shelf registration statement on Form S-3 registering the resale of 8,000,000 shares of our common stock held by LGB Pike II LLC. This shelf registration statement was declared effective by the SEC on September 20, 2006. In addition to its rights with respect to demand registrations, each of LGB Pike II LLC and its affiliates and the other stockholders party to the stockholders agreement has “piggyback” registration rights. If the Company proposes to register any of its securities for sale for its own account, other than a registration in connection with an employee benefit or similar plan or an acquisition or an exchange offer, the Company will be required to give each party to the stockholders agreement the opportunity to participate in such registration.
Management Agreement
     On April 18, 2002, Pike Electric entered into a management advisory services agreement with Goldberg Lindsay & Co. LLC, an affiliate of Lindsay Goldberg & Bessemer, which was a significant investor in the Company, for ongoing management advisory services. The agreement was amended and restated on July 1, 2004 increasing the management fee to $375,000 per quarter from $250,000 per quarter. Pursuant to the agreement, the Company also agreed to indemnify Goldberg Lindsay & Co. LLC and its members, partners and affiliates, and their respective directors, officers, agents and employees against losses arising out of or in connection with the agreement, any activities contemplated by the agreement or any services rendered under the agreement. On June 15, 2005, the Company agreed to terminate the management advisory services agreement for aggregate consideration of $4,000,000 which was paid at the completion of the initial public offering of the Company on August 1, 2005.

STOCKHOLDER RETURN PERFORMANCE GRAPH
     The following graph compares the percentage change in cumulative total stockholder return on our common stock since July 27, 2005, the date when our common stock was first publicly traded, with the cumulative total return over the same period of the companies included in the Standard & Poor’s 500 Index (“S&P 500”), the Russell 2000 Index (“Russell 2000”) and a peer group selected by our management that includes four public companies within our industry. The peer group is comprised of Dycom Industries, Inc., InfraSource Services, Inc., MasTec, Inc. and Quanta Services, Inc.
     The comparison assumes that the value of an investment in Pike Electric common stock, the S&P 500, the Russell 2000 and the peer group was $100 on July 27, 2005 and that all dividends were reinvested. Pike Electric has not paid dividends on its common stock. The stock price performance reflected on the following graph is not necessarily indicative of future stock price performance.

	7/27/2005	9/30/2005	12/31/2005	3/31/2006	6/30/2006
Pike Electric	$100	$134	$116	$148	$138
S&P500®	$100	$100	$102	$106	$105
Russell 2000	$100	$ 99	$100	$114	$109
Peer Group	$100	$107	$108	$129	$133
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and certain persons who beneficially own more than 10% of our common stock, or Reporting Persons, to file reports with the SEC disclosing their ownership of and transactions in our common stock and other equity securities of Pike Electric. Whenever a Reporting Person files such a report with the SEC, the Reporting Person is also required to send us a copy. Based solely on our review of the copies of such reports we received and written representations that no other reports were required for such persons, we believe that, during fiscal year 2006, all filing requirements applicable to our executive officers, directors and such greater than 10% stockholders were complied with on a timely basis, except that Mr. Pike, our Chairman, President and Chief Executive Officer, filed a late Form 4 on August 3, 2005 reporting his purchase of shares on the open market in connection with our initial public offering which occurred on July 27, 2005, and Mr. Helvey, one of our directors, filed a late Form 4 on November 22, 2005 reporting the grant of shares of restricted common stock on August 1, 2005 from the Company for his service as one of our independent directors.

OTHER MATTERS
     We know of no other matters to be submitted or considered at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as our Board of Directors may recommend.
SUMMARY ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K
     This proxy statement is accompanied by the Company’s 2006 summary annual report to stockholders and annual report on Form 10-K for the fiscal year ended June 30, 2006. The summary annual report and the Form 10-K, which contain the Company’s consolidated financial statements and other information about the Company, are not incorporated in the proxy statement and are not to be deemed a part of the proxy soliciting material. Additional copies of the Company’s Form 10-K for the fiscal year ended June 30, 2006 as filed with the SEC are also available to stockholders without charge upon written request to Pike Electric Corporation, c/o Investor Relations, 100 Pike Way, Mount Airy, North Carolina 27030.

By Order of the Board of Directors,

/s/ James R. Fox

James R. Fox
Corporate Secretary
October 27, 2006

Appendix A
Pike Electric Corporation
Director Independence Standards
     The Board of Directors (the “Board”) of Pike Electric Corporation (the “Company”) has adopted these Director Independence Standards to assist in its determination of director independence. To be considered “independent” for purposes of these standards, the Board must determine that the director has no material relationship with the Company other than as a director. In each case, the Board will broadly consider all relevant facts and circumstances and will apply the following standards. In addition, the Board will apply the independence standards set by the New York Stock Exchange, which are included in the standards set forth below.
1.	A director will not be considered “independent” if, within the preceding three years:
•	The director was or is an employee, or an immediate family member of the director was or is an executive officer, of the Company; or

•	The director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from the Company, other than director fees and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with the Company); except that compensation received by an immediate family member of the director for services as a non-executive employee of the Company need not be considered in determining independence under this test; or

•	The director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company; or

•	The director, or an immediate family member of the director, was or is employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee; or

•	The director is employed by another company (other than a charitable organization), or an immediate family member of the director is a current executive officer of such company, that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. In applying this test, both the payments and the consolidated gross revenues to be measured will be those reported in the last completed fiscal year. This test applies solely to the financial relationship between the Company and the director’s (or immediate family member’s) current employer; the former employment of the director or immediate family member need not be considered.

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2.	The following relationships will not, by themselves, be considered to be material relationships that would impair a director’s independence:
•	Commercial Relationship: If a director of the Company is an executive officer or an employee, or an immediate family member of the director is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, does not exceed the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues; or

•	Indebtedness Relationship: If a director of the Company is an executive officer of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness is less than 2% of the consolidated assets of the company where the director serves as an executive officer; or

•	Equity Relationship: If a director is an executive officer of another company in which the Company owns a common stock interest, and the amount of the common stock interest is less than 5% of the total shareholders’ equity of the company where the director serves as an executive officer; or

•	Charitable Relationship: If a director, or an immediate family member of the director, serves as a director, officer or trustee of a charitable organization, and the Company’s contributions to the organization in any single fiscal year are less than the greater of $1,000,000 or 2% of that organization’s gross revenues.
3.	For relationships not covered by Sections 1 or 2 above as to which the Board believes a director may nevertheless be independent, the determination of whether the relationship is material or not, and therefore whether the director would be independent, will be made by the directors who satisfy the independence tests set forth in Sections 1 and 2 above.

4.	For the purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons — and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home. However, when applying the independence tests described above, the Board need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or have become incapacitated.

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c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509
Your vote is important!
Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope to National City Bank, PO Box 535300, Pittsburgh, PA 15253, so your shares are represented at Pike Electric Corporation’s 2006 Annual Meeting.
PIKE ELECTRIC CORPORATION
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 6, 2006
By signing below, you acknowledge that you have received notice of the Annual Meeting of Stockholders and the Board of Directors’ proxy statement for the Annual Meeting, you revoke all prior proxies, and you appoint J. Eric Pike and Anthony K. Slater, and each of them, your attorneys (also known as “proxy holders”), with full power of substitution, to (1) attend on your behalf the Annual Meeting of Stockholders of PIKE ELECTRIC CORPORATION to be held on Wednesday, December 6, 2006 at 9:30 a.m. at Bermuda Run Country Club, 324 Bermuda Run Drive, Bermuda Run, NC 27006, and any adjournments of the meeting, and (2) vote all shares of Pike Electric Corporation common stock that you are entitled to vote and otherwise act on your behalf upon the following matters proposed by Pike Electric Corporation, with all the powers you would possess if you were personally present. None of the following proposals is conditioned upon the approval of any other proposal.
In their discretion, the proxy holders are authorized to vote upon other matters, if any, that may properly come before the Annual Meeting or any adjournments of the meeting. The proxy holders will vote your shares as you direct below. If you leave any matter on this proxy card blank, the proxy holders will vote your shares as recommended by our Board of Directors. Your attendance at the Annual Meeting or at any adjournment of the meeting will not, by itself, revoke this proxy unless you revoke the proxy in writing.

Dated:	, 2006

Signature

Note: Please sign exactly as your name appears on this proxy. When shares are held by joint owners, both need to sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in the corporation’s name by an authorized officer, giving the officer’s full title. If a partnership, please sign in the partnership’s name by an authorized person, giving the person’s full title.

PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE – NO POSTAGE NECESSARY

ê   Please fold and detach card at perforation before mailing.  ê

Pike Electric Corporation	PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PIKE ELECTRIC CORPORATION. PLEASE RETURN IT AS SOON AS POSSIBLE. IF THIS PROXY IS PROPERLY EXECUTED, THE PROXY HOLDERS WILL VOTE THE PROXY IN ACCORDANCE WITH YOUR INSTRUCTIONS BELOW. UNLESS YOU INSTRUCT OTHERWISE, THE PROXY HOLDERS WILL VOTE “FOR” EACH OF THE DIRECTOR NOMINEES AND “FOR” PROPOSAL 2. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE. PIKE ELECTRIC CORPORATION’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES AND A VOTE “FOR” PROPOSAL 2.

1.	To elect the following nominees for Director to serve in such capacity until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified (except as marked below):

	Nominees:	J. Eric Pike	Charles E. Bayless	James R. Helvey III	Robert D. Lindsay	Louis F. Terhar

		❑	FOR all nominees listed above (except as marked to the contrary below)	❑	WITHHOLD authority to vote for all nominees listed above

To withhold authority to vote for any individual nominee, write that nominee’s name on the line below.

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2007.

	❑	FOR	❑	AGAINST	❑	ABSTAIN

In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the Annual Meeting and any adjournment of the meeting.

❑	Mark here if you plan to attend the Meeting